CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT by and between VACTECH OY and PROVENTION BIO, INC.

April 25, 2017

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CONFIDENTIAL

Article 6. CONFIDENTIALITY AND PUBLICATION		24

6.1	Confidential Information	24

6.2	Exceptions	24

6.3	Authorized Disclosure	24

6.4	Publications	25

6.5	Publicity	26

6.6	Prior Confidential Disclosure Agreement	27

6.7	Notifications	27

Article 7. REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS		27

7.1	Mutual Representations and Warranties	27

7.2	Vactech Representations and Warranties	27

7.3	Vactech Covenants	29

7.4	Provention Representations and Warranties	30

7.5	Mutual Covenants	30

7.6	Performance by Affiliates, Sublicensees and Subcontractors	30

7.7	Limitation of Liability	31

Article 8. INTELLECTUAL PROPERTY		31

8.1	Ownership	31

8.2	Patent Prosecution and Maintenance	31

8.3	Interference, Opposition, Invalidation, Reexamination and Reissue	33

8.4	Enforcement and Defense of Patent Rights	35

8.5	Patent Term Extensions	37

8.6	Infringement of Third Party Rights	38

Article 9. TERM AND TERMINATION		38

9.1	Term	38

9.2	Termination for Material Breach	38

9.3	Termination for Patent Challenge	39

9.4	At-Will Termination by Provention	39

9.5	Effect of Expiration or Termination	39

9.6	Accrued Obligations; Survival	40

9.7	Return of Confidential Information	41

9.8	Damages; Relief	41

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Article 10. INDEMNIFICATION		41

10.1	Indemnification by Provention	41

10.2	Indemnification by Vactech	41

10.3	Control of Defense	42

10.4	Insurance	42

Article 11. DISPUTE RESOLUTION		43

11.1	Disputes	43

11.2	Arbitration	43

11.3	Court Actions	44

Article 12. MISCELLANEOUS		44

12.1	Rights Upon Bankruptcy	44

12.2	Governing Law	45

12.3	Entire Agreement; Amendments	45

12.4	Non-Waiver	45

12.5	Assignment	45

12.6	Force Majeure	46

12.7	Severability	46

12.8	Notices	46

12.9	Interpretation	47

12.10	Relationship between the Parties	48

12.11	Cumulative Remedies	48

12.12	No Third Party Rights	48

12.13	Further Assurances	48

12.14	Compliance with Securities Laws	48

12.15	Costs	48

12.16	Counterparts	48

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LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of April 25, 2017 (the “Effective Date”), is made by and between Vactech oy, a corporation organized and existing under the laws of Finland (“Vactech”), and Provention Bio, inc., a corporation organized and existing under the laws of the State of Delaware (“Provention”).

Recitals

Whereas, Vactech owns or otherwise controls patents, patent applications, know-how and other information related to a Group B coxsackie virus vaccine platform technology having potential applications, to, among other things, the prevention of type 1 diabetes, celiac disease and the morbidity/mortality associated with certain acute infections;

Whereas, Provention has been formed to engage in the discovery, development, marketing and sale of pharmaceutical products;

Whereas, Provention contemplates entering into a license agreement with respect to certain clinical stage assets with Janssen Pharmaceuticals, Inc. (“Janssen”); and

Whereas, Provention desires to obtain, and Vactech is willing to grant to Provention, a license under the Vactech Technology to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize Products in the Field, on the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1.

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) international financial reporting standards; in either case, consistently applied throughout the organization of a Party (or a Related Party, as applicable).

1.2 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

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1.3 “Administrator” shall have the meaning provided in Section 11.2.

1.4 “Advisory Period” shall have the meaning provided in Section 2.3(d).

1.5 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

1.6 “Agent” means any active pharmaceutical ingredient for use in the diagnosis, cure, treatment, management or prevention of disease in humans.

1.7 “Agreement” shall mean this License Agreement, including all Schedules and Exhibits hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

1.8 “Applicable Laws” shall mean the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.9 “Bankruptcy Laws” shall have the meaning provided in Section 12.1.

1.10 “Candidate” shall mean any Agent intended to prevent or intercept a pathological process caused, triggered, or otherwise facilitated by coxsackie B virus infection, including for the prevention or interception of type I diabetes and celiac disease, and specifically including any diagnostic tools or applications designed to detect any of the foregoing.

1.11 “CBV” shall mean Vactech’s Group B coxsackie virus vaccine platform.

1.12 “CBV Patent Rights” shall mean Vactech Patent Rights that are specific to CBV that are (i) set forth on Exhibit A under the heading “CBV Patent Rights”, or (ii) Controlled by Vactech or any of its Affiliates as of the Effective Date, or at any time during the Term. The foregoing shall include any modifications to the Vactech Patent Rights or CBV Patent Rights conceived, made or reduced to practice by Vactech during the Term. In no event shall any Vactech Patent Rights that are specific to asthma and allergy that are listed in Exhibit B be included within the CBV Patent Rights.

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1.13 “Claim” shall have the meaning provided in Section 10.1.

1.14 “Combination Product” shall mean a Product which includes one or more Other Actives in combination with a Candidate. All references to Product in this Agreement shall be deemed to include Combination Product.

1.15 “Commercial Milestone” shall have the meaning provided in Section 4.2(b).

1.16 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. As used in this Section 1.16 “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to the Products. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved. Without limiting the foregoing, Commercially Reasonable Efforts shall include the periodic creation and review of reasonable budgets, development plans and commercialization plans for each Product, as applicable, on a market specific basis and reasonable efforts to adhere to such budgets, development plans and commercialization plans.

1.17 “Competitive Infringement” shall have the meaning provided in Section 8.4.

1.18 “Confidential Information” shall mean any and all Information, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement or pursuant to that certain Confidential Disclosure Agreement between Vactech and Creative BioVentures Corp. dated February 1st, 2016.

1.19 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How or other intellectual property rights, the possession by Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person.

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1.20 “Cover” means (a) with respect to Know-How, such Know-How was used in making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be Infringed by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product including research and development. Cognates of the word “Cover” shall have correlative meanings.

1.21 “Deferral Notice” shall have the meaning provided in Section 4.2(a)(ii).

1.22 “Developmental Milestone” shall have the meaning provided in Section 4.2(a).

1.23 “Dispute” shall have the meaning provided in Section 11.1.

1.24 “Effective Date” shall have the meaning provided in the Preamble.

1.25 “EMA” shall mean the European Medicines Agency or any successor entity thereto.

1.26 “European Market” shall mean France, Germany, Italy, Spain, Sweden, Finland and United Kingdom.

1.27 “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.28 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.29 “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.30 “Field” shall mean any and all diagnostic, therapeutic and preventative uses in humans.

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1.31 “First Commercial Sale” shall mean, with respect to a given Product in a given country, the first commercial transfer or disposition for value of such Product by Provention or a Related Party to a Third Party (other than a Related Party) for end use or consumption of such Product in such country after receipt of Marketing Approval for such Product in such country, excluding, however, transfers or dispositions of Product, without consideration: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

1.32 “First European Indication” shall have the meaning provided in Section 4.2.

1.33 “First ROW Indication” shall have the meaning provided in Section 4.2.

1.34 “First US Indication” shall have the meaning provided in Section 4.2.

1.35 “Founders Stock” shall have the meaning provided in Section 4.1.

1.36 “Founding Scientists” shall mean Dr. Mikael Knip and Dr. Heikki Hyöty.

1.37 “Generic Version” shall mean, with respect to a Product, on a country-by-country basis, a pharmaceutical product that: (a) is sold in a given country by a Third Party, other than a Related Party, a licensee or sublicensee of a Related Party, or any other Person in a chain of distribution originating from Provention, a Related Party or any of their respective licensees or sublicensees; (b) contains the same Candidate (and, if applicable, the same Other Active(s)) as such Product in the same dosage form as such Product; and (c) has been approved for marketing by the relevant Regulatory Authority in such country in reliance on the Marketing Approval for such Product in such country, including any such pharmaceutical product that has been approved for marketing (i) in the United States, pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j), respectively), (ii) in the European Union or a European Union member state, as a “generic medicinal product” pursuant to Article 10 of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction, pursuant to any equivalent of the foregoing laws, regulations or directives, wherein the approval of such pharmaceutical product is based on reference to the Marketing Approval for such Product in such country and a demonstration of bio-equivalence to such Product and which may be substituted for the Product without any action by the physician or health care practitioner.

1.38 “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

CONFIDENTIAL

1.39 “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.40 “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.41 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.42 “Indemnified Party” shall have the meaning provided in Section 10.3.

1.43 “Indemnifying Party” shall have the meaning provided in Section 10.3

1.44 “Indication” shall mean a separate and distinct disease or medical condition in humans: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NDA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Marketing Approval for such Product.

1.45 “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.46 “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.47 “Initiates” or “Initiation” shall mean, with respect to a human clinical trial, the administration of the first dose to the first patient/subject in such trial.

CONFIDENTIAL

1.48 “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.49 “JAMS” shall mean Judicial Arbitration and Mediation Services, Inc.

1.50 “Janssen” shall have the meaning provided in the Recitals.

1.51 “Janssen Assets” shall mean Janssen’s (i) colony stimulating factor 1 receptor inhibitor and (ii) human anti toll-like receptor 3 monoclonal antibody programs, in each case as more fully described in any license or collaboration agreement entered into between Provention and Janssen with respect thereto.

1.52 “Joint Invention” shall have the meaning provided in Section 8.1.

1.53 “Joint Patent Rights” shall have the meaning provided in Section 8.1.

1.54 “Know-How” shall mean any and all Information related to CBV, Virus-Like Particle Technology and/or a Product, or any formulation, product improvement and/or indication thereof, or necessary or useful for the development, manufacture, commercialization or use of any of the foregoing; but excluding, in each case, Information specific to any Other Active.

1.55 “Losses” shall have the meaning provided in Section 10.1.

1.56 “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.57 “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.58 “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Provention or any of its Related Parties (each, a “Selling Party”) to Third Parties (other than Related Parties), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

(a) normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;

CONFIDENTIAL

(b) credits or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(c) governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(d) reasonable fees paid to wholesalers, distributors, selling agents(excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product;

(e) charges separately invoiced for freight, insurance, transportation, postage and handling;

(f) taxes, custom duties or other governmental charges (including any tax, such as a value added or similar tax or government charge, but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and

(g) bad debts or provision for bad debts deductions actually written off during the applicable accounting period following the applicable Accounting Standards used by the Selling Party.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:

(i) Where all active ingredients in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.58 by the fraction A/(A+B), where A is the net invoice price of the Product as sold separately in such country, and B is the sum of the net invoice prices of the Other Active(s) in the combination.

(ii) If the Product component of the Combination Product is sold separately in such country, but none of such Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.58 by the fraction A/C, where A is the net invoice price of such Product component as sold separately in such country, and C is the net invoice price of the Combination Product in such country.

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(iii) If the Product component of the Combination Product is not sold separately in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.58 by the fraction (C-D)/C, where C is the net invoice price of the Combination Product in such country, and D is the sum of the net invoice prices charged for the Other Active(s) in the Combination Product in such country.

(iv) If none of the Product component and the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Product portion of the Combination Product and the Other Active(s) in the Combination Product. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties. In addition, if a Selling Party provides discounts or allowances with respect to a Product Bundle, such discounts and allowances shall be allocated (for purposes of the deductions used in calculating Net Sales as above) between the Product and the other products in the Product Bundle in a manner that does not unfairly or inappropriately bias the level of discounting against the Product as compared to the other products in such Product Bundle.

For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

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1.59 “Other Active” shall mean any active pharmaceutical ingredient that is not a Candidate.

1.60 “Other Joint Patent Claims” shall have the meaning provided in Section 8.3(b)(ii).

1.61 “Other Major Market” means China, Japan, Brazil, Argentina, Australia, Russia, India, Saudi Arabia and South Korea.

1.62 “Party” shall mean Provention and Vactech, individually, and “Parties” shall mean Provention and Vactech, collectively.

1.63 “Patent Certification” shall have the meaning provided in Section 8.4.

1.64 “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, patent term extensions, supplementary protection certificates and the like of any such patents and patent applications; and (iii) any and all foreign equivalents of the foregoing.

1.65 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.66 “Phase 2b Clinical Trial” shall mean a human clinical trial of Product, the principal purpose of which is a determination of safety and an assessment of its efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or replaced), or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region.

1.67 “Phase 3 Clinical Trial” shall mean a human clinical trial of a Product designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support regulatory approval of such Product that would satisfy the requirements of 21 CFR 312.21(c) or its non-US equivalents.

1.68 “Pivotal” shall mean, with respect to a clinical trial, any human clinical trial that the applicable Regulatory Authority has agreed, whether before Initiation of such trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after Initiation of such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in an NDA submission.

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1.69 “Product” shall mean any pharmaceutical composition or preparation (in any and all dosage forms) in final form containing one or more Candidates, including any Combination Product that was developed, manufactured or commercialized utilizing Vactech Technology.

1.70 “Provention” shall have the meaning provided in the Preamble.

1.71 “Provention Indemnitees” shall have the meaning provided in Section 10.2.

1.72 “Provention Know-How” shall mean all Know-How Controlled by Provention or its Affiliates during the Term, including all Know-How developed or generated by or on behalf of Provention or any of its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement.

1.73 “Provention Patent Rights” shall mean all Patent Rights Controlled by Provention or its Affiliates during the Term that claim or cover the composition of matter, manufacture or use of any Candidate and/or Product, but specifically excluding the Janssen Assets and the CBV Patent Rights. The Provention Patent Rights shall include Provention’s (and its Affiliates’) rights in Joint Patent Rights.

1.74 “Reference Samples” shall have the meaning given to such term in Section 2.3(b).

1.75 “Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.76 “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analyses), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to CBV, Virus-Like Particle Technology or a Product.

1.77 “Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a Marketing Approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

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1.78 “Related Party” shall mean each of Provention’s Affiliates and its and their respective Sublicensees hereunder.

1.79 “Relevant Patent Rights” shall have the meaning provided in Section 8.4(a).

1.80 “Relevant Joint Patent Claims” shall have the meaning provided in Section 8.3(b)(i).

1.81 “Relevant Vactech Patent Claims” shall have the meaning provided in Section 8.3(a)(i).

1.82 “Royalty Term” shall have the meaning provided in Section 4.4.

1.83 “Rules” shall have the meaning provided in Section 11.2.

1.84 “Sale Transaction” shall have the meaning provided in Section 12.5(a).

1.85 “Scientific Advisory Board” shall mean that group of experts in their fields, selected by the Provention management team, to provide strategic guidance and direction for Provention’s scientific research and development programs.

1.86 “Sublicensee” shall mean a Third Party sublicensee under the license granted by Vactech to Provention pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by Provention or its Affiliate or indirectly through one or more tiers of sublicense.

1.87 “Term” shall have the meaning provided in Section 9.1.

1.88 “Territory” shall mean the entire world.

1.89 “Third Party” shall mean an entity other than Provention and its Affiliates, and Vactech and its Affiliates.

1.90 “Third Party Acquirer” shall have the meaning provided in Section 12.5(a).

1.91 “Transition and Advisory Fee” shall have the meaning provided in Section 2.3(g).

1.92 “Transition and Advisory Lump Sum Payment” shall have the meaning provided in Section 2.3(g).

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1.93 “Transition and Advisory Monthly Fee” shall have the meaning provided in Section 2.3(g).

1.94 “Transition Period” shall have the meaning provided in Section 2.3(e).

1.95 “Transition Services” shall have the meaning provided in Section 2.3(g).

1.96 “Vactech” shall have the meaning provided in the Preamble.

1.97 “Vactech Indemnitees” shall have the meaning provided in Section 10.1.

1.98 “Vactech Know-How” shall mean all Know-How Controlled by Vactech or any of its Affiliates as of the Effective Date, or that is developed or Controlled by Vactech after the Effective Date, related to CBV, Virus-Like Particle Technology or otherwise necessary or useful for the research, development, manufacture and/or commercialization of any Product.

1.99 “Vactech Patent Rights” shall mean any and all Patent Rights Controlled by Vactech or any of its Affiliates as of the Effective Date, or at any time during the Term, that claim or Cover the composition, manufacture, use, sale, offer for sale and/or import of any Product in the Field, including, but not be limited to: (i) the CBV Patent Rights; (ii) the VLP Patent Rights; (iii) Vactech’s interest in any Joint Patent Rights; and (iv) those in-licensed by Vactech under any agreement with a Third Party that constitute CBV Patent Rights or VLP Patent Rights.

1.100 “Vactech Technology” shall mean Vactech Patent Rights and Vactech Know-How.

1.101 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Vactech Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.102 “Virus-Like Particle Technology” shall mean any recombinant protein technology available to Vactech (in insect, yeast, mammalian or other cells) used to express viral proteins which form a virus-like particle with structural proteins of the mature virus but lacking viral genome. The term shall include the IMAVACTM technology and any modifications and conjugations of the viral particles by protein engineering or other means.

1.103 “VLP Patent Rights” shall mean Vactech Patent Rights that pertain to Virus-Like Particle Technology, including, but not limited to, those listed on Exhibit A under the heading “VLP Patent Rights”. In no event shall any Vactech Patent Rights that are specific to asthma and allergy that are listed in Exhibit B be included within the VLP Patent Rights.

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Article 2.

LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, Vactech hereby grants to Provention (a) an exclusive (even as to Vactech and its Affiliates), royalty-bearing license including the right to sublicense through multiple tiers of sublicense as well as the right to modify and amend, under the Vactech Technology related to CBV and all Vactech Patent Rights other than the VLP Patent Rights and Vactech Technology covering vaccine development and manufacture generally, and (b) a non-exclusive, royalty-bearing license including the right to sublicense through multiple tiers of sublicense as well as the right to modify and amend, under the VLP Patent Rights (other than those referred to in the clause (a) above, as to which such license is exclusive) and the Vactech Know-How necessary or useful in connection with the development, manufacture, testing or commercialization of any Candidate but that is not specific for any Products; in each case, solely to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize Candidates and Products in the Field in the Territory.

2.2 Sublicensing. Provention shall provide Vactech with a copy of any sublicense agreement entered into by Provention or its Affiliate within thirty (30) days of its execution.

2.3 Transition Services and Consulting.

(a) Vactech Know-How. Within thirty (30) days after the Effective Date, Vactech shall transfer and or provide to Provention copies of: (i) all preclinical and other data and documentation pertaining to the Vactech Technology; (ii) all lab books, files, patent office correspondence and other documentation reasonably necessary for Provention to assume responsibility and control over prosecution, maintenance, defense, and enforcement of Vactech Patent Rights; and (iii) any and all other information and documentation reasonably necessary to successfully transition the licensed Vactech Technology to Provention or its designee, including, but not limited to patent prosecution histories, file wrappers and other information related to the maintenance of the Vactech Patent Rights; in each case, to the extent in Vactech’s possession and Control or otherwise obtainable by Vactech (whether generated by or on behalf of Vactech). To the extent such data exists in electronic form, Vactech may provide the same to Provention in electronic form.

(b) Reference Samples. At Provention’s request, Vactech shall promptly transfer to Provention reference samples of CBV, Virus-Like Particle Technology or other licensed Vactech Technology (or intermediates pertaining to either) (collectively, “Reference Samples”), for Provention to use as a basis for analysis, comparison or any other use permitted under the terms of this Agreement. Provention shall reimburse Vactech for the reasonable and documented shipping and logistics costs associated with the delivery of the foregoing.

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(c) Manufacturing Technology Transfer. Within thirty (30) days after the Effective Date Vactech shall transfer or cause to be transferred (including, if applicable, from any Third Party contract manufacturers) to Provention, or a Third Party manufacturer designated by Provention, copies of all Vactech Know-How (whether in the possession of Vactech, its Affiliate or a Third Party contract manufacturer), in order to enable Provention (or its designee) to develop and manufacture Products which comprise Candidates for use in the Field using the processes employed by or on behalf of Vactech to develop and manufacture such Products. In addition, for a period equal to the Advisory Period, Vactech shall provide additional consulting services as reasonably requested by Provention to enable Provention to effectively establish manufacturing processes for Candidates.

(d) Scientific Advisory Board. For a period of at least eighteen (18) months from the Effective Date (the “Advisory Period”), Provention shall cause the Founding Scientists to serve on Provention’s Scientific Advisory Board. During the Advisory Period, the Founding Scientists will each provide no greater than fourteen (14) hours per month of consulting services, as requested by Provention, in support of Provention’s research and development objectives related to the Candidates and Products in the Field. Provention shall reimburse Vactech for all reasonable and documented out-of-pocket expenses (including necessary travel) incurred by the Founding Scientists solely in performing their duties as Scientific Advisory Board members; provided that Provention shall not be obligated to reimburse Vactech for expenses that exceed one thousand dollars ($1,000) individually per trip, unless prior written approval has been obtained by Vactech or one or both of the Founding Scientists to incur such expenses. Vactech shall provide ongoing updates on any relevant research being performed during the Term at intervals to be agreed upon in good faith between the Parties.

(e) Intellectual Property. During the period beginning on the Effective Date and ending on the date that the Vactech Know-How is effectively transferred to Provention in accordance with Section 2.3(a) above (the “Transition Period”), Vactech shall be responsible for the prosecution, maintenance, defense, and enforcement of Vactech Patent Rights; provided that, during the Transition Period, Vactech shall consult with Provention and shall not unreasonably reject any comments from Provention prior to taking any action in connection with its obligations under this Section 2.3(e). In no event shall the Transition Period exceed thirty (30) Days. Vactech shall execute its obligations under this Section 2(e) with no less diligence than it would otherwise employ in the prosecution, maintenance, defense, and enforcement of its intellectual property rights. Notwithstanding the foregoing, any action or inaction by Vactech with respect to the Vactech Patent Rights that could materially affect Provention’s rights under this Agreement shall be subject to Provention’s consent, in its sole discretion.

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(f) Regulatory Documentation. Within thirty (30) days after the Effective Date, Vactech shall transfer and assign to Provention all Regulatory Documentation in Vactech’s (or any of its Affiliates’) Control, including, if applicable, the transfer and assignment of any IND related to the Vactech Technology to Provention.

(g) Transition and Advisory Consideration. In consideration for the services to be provided by Vactech under this Section 2.3 (the “Transition Services”), (i) within thirty (30) days of Effective Date, Provention shall pay to Vactech a fee equal to $[*****] (the “Transition and Advisory Lump Sum Payment”), and (ii) assuming the provision of Transition Services in accordance with this Agreement by Vactech during the period beginning on the Effective Date and ending on the sixth (6th) month anniversary of the Effective Date, Provention shall, beginning on the sixth (6th) month anniversary of the Effective Date, pay Vactech $[*****] for each month thereafter during the Advisory Period in which Transition Services are provided in accordance with this Section 2.3 (the “Transition and Advisory Monthly Fee”, and together with the Transition and Advisory Lump Sum Payment, the “Transition and Advisory Fee”). Unless this Agreement is terminated in accordance with its terms prior to the expiration of the Advisory Period, the aggregate Transition and Advisory Fee payments that Vactech will be entitled to receive for completion of the Transition Services as provided in this Section 2.3 shall equal $[*****]. In the event that this Agreement is terminated prior to the expiration of the Advisory Period, the aggregate Transition and Advisory Fee shall equal (a) the Transition and Advisory Lump Sum Payment ($[*****]), plus (b) (i) the Transition and Advisory Monthly Fee ($[*****]), multiplied by (ii) the number of full calendar months the Agreement was in effect after the sixth (6th) month anniversary of the Effective Date. The Transition and Advisory Monthly Fee shall be payable within thirty (30) days of the end of each month of the Advisory Period. Other than the Transition and Advisory Fee and the fees and reimbursements specifically set forth in Sections 2.3(b) and (d) above, Provention shall have no responsibility for the payment of any fees to Vactech or any costs or expenses incurred by Vactech in providing the services or deliverables set forth in this Section 2.3.

2.4 Non-Compete. Vactech hereby covenants not to practice, and not to permit or cause any of its Affiliates or either Founding Scientist to develop, use, make, have made, sell, have sold, offer for sale, export, import or otherwise commercialize any Candidate or Product, or competitor thereof, in the Territory during the Term. Without limiting the generality of the foregoing, Vactech shall not grant any rights or licenses to Vactech Technology or other proprietary technology Controlled by Vactech to any Third Party for use with any Candidate during the Term. Notwithstanding the foregoing, the Founding Scientists may continue to engage in academic research and publishing, but may not materially participate in the commercialization of the results of any such research that would cause Vactech to violate any provision of this Agreement, including but not limited to the foregoing covenant or and the obligations under Article 6.

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Article 3.

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1 Responsibility. Provention (itself and/or with or through its Related Parties) shall be solely responsible, at its own expense, for, and shall control all aspects of, worldwide development (including pre-clinical and clinical development), manufacture, registration and commercialization (including marketing, promoting, selling, distributing and determining pricing for) Products in the Territory. Without limiting the generality of the foregoing, Provention (itself and/or with or through its Related Parties) shall be solely responsible for selecting Candidates for development and commercialization, preparing and submitting all required regulatory filings in connection with obtaining and maintaining Marketing Approvals with respect to Products in the Field in the Territory, including all INDs and NDAs. All of such submissions and other regulatory filings relating to Products shall be submitted in the name of, and owned by, Provention (or a Related Party, as applicable).

3.2 Diligence. Provention (itself and/or with or through its Related Parties) shall use Commercially Reasonable Efforts to develop, seek Marketing Approval for, and commercialize a Product throughout the Territory during the Term. If Provention affirmatively determines that it will not pursue development and/or commercialization of a Product in any given country, it shall promptly notify Vactech of such determination. Vactech shall have the option, to be exercised within ninety(90) days of receipt of such notification, to treat such notification as a partial termination of this Agreement pursuant to Section 9.4 herein with respect to such country.

3.3 Records. Provention shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Provention with respect to Products, including all results, data, inventions and developments made in the performance of such development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.4 Reports. On or before June 30th and December 31st of each year during the Term following the first anniversary of the Effective Date, Provention shall deliver to Vactech a written progress report regarding, to the extent applicable, (i) the status of any Product in development, (ii) any Product-related regulatory submissions and approvals, (iii) any Product-related commercialization efforts in the Territory, and (iv) the status of any Product related patent applications in each country in the Territory.

3.5 Compliance with Applicable Laws. Provention shall conduct, and shall cause its Related Parties to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Products anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

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Article 4.

PAYMENTS

4.1 Upfront Equity Issuance. In consideration for the rights and licenses granted to Provention hereunder and the services, Provention shall issue to Vactech, as soon as practicable following the Effective Date and in no event later than thirty (30) business days thereafter, two million (2,000,000) shares of Provention Common Stock, $.001 par value (the “Founders Stock”) representing a twenty percent (20%) ownership share in Provention on the Effective Date. The Founders Stock shall (i) have the rights, preferences and privileges set forth in the Amended & Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware, in a form reasonably acceptable to Vactech, and (ii) be issued to Vactech pursuant to the terms of a Subscription Agreement in a form reasonably acceptable to Vactech. Certain additional rights and obligations with respect to the Founders Stock will be set forth in an Investor’s Agreement and Lock-Up Agreement, each in a form reasonably acceptable to Vactech.

4.2 Milestone Payments.

(a) Developmental Milestones. Subject to Section 4.2(c) below, within ninety (90) days of the first achievement of each of the milestone events set forth in the table below by Provention or any Related Party, Provention shall provide Vactech with written notice of such achievement and shall pay to Vactech the corresponding one-time milestone payment set forth below (each a “Developmental Milestone”):

Milestone Event		Milestone Payment
First dosing of the first subject in a human clinical trial for a Product	$	[*****	]
First dosing of the first subject in a Phase 2b Clinical Trial for a Product	$	[*****	]
First dosing of the first subject in a Pivotal Phase 3 Clinical Trial for a Product	$	[*****	]
First FDA Marketing Approval of a Product for any Indication (“First US Indication”)	$	[*****	]
First EMA Marketing Approval of a Product in any country in the European Market for any Indication (“First European Indication”)	$	[*****	]
First Marketing Approval of a Product in an Other Major Market (“First ROW Indication”)	$	[*****	]
FDA Marketing Approval of a Product for any Indication other than the First US Indication	$	[*****	]
EMA Marketing Approval of a Product in the European Market for any Indication other than the First European Indication	$	[*****	]
Marketing Approval of a Product in an Other Major Market for any Indication other than the First ROW Indication	$	[*****	]

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(i) Each of the above milestone payments shall only be paid once, for the first achievement of the corresponding milestone event by any Product (regardless of the number of times such milestone event is achieved by a Product, the number of Indications for which such milestone event is achieved by a Product, or the number of Products that achieve such milestone event, and regardless of whether any such milestone event is achieved by the same Product that achieved any other milestone event or by a different Product).

(ii) Provention shall have the right to defer payment of the First US Indication or the First European Indication Developmental Milestone for a period of up to twelve months from the date such Developmental Milestone would otherwise be due by delivering a notice to Vactech stating its intention to effect such deferral (a “Deferral Notice”). In the event Provention delivers a Deferral Notice to Vactech, the balance of the deferred Developmental Milestone payment shall accrue interest at a rate equal to the twelve-month US Treasury Bill interest rate as published in the Wall Street Journal or any alternative source agreed upon by the Parties on the date a deferral notice is delivered to Vactech plus three percent (3%), provided that the interest rate shall in no cases be less than three percent (3%).

(iii) Provention may offer, at its sole discretion, to pay any Developmental Milestone with equity in Provention. Any such offer to pay a Development Milestone in Provention equity shall be subject to acceptance by Vactech in its sole discretion.

(b) Commercial Milestones. Subject to Section 4.2(c) below, within sixty (60) days of the end of the calendar year in which any of the milestone events set forth in the table below is first achieved by Provention or any Related Party, Provention shall provide Vactech with written notice of such achievement and shall pay to Vactech the corresponding one-time milestone payment set forth below (each a “Commercial Milestone”). Each Commercial Milestone payment will be paid only once, for the first calendar year in which the corresponding Commercial Milestone event is achieved.

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Milestone Event	Milestone Payment
First calendar year in which annual Net Sales of all Products in the Territory exceed $[*****]	$[*****	]
First calendar year in which annual Net Sales of all Products in the Territory exceed $[*****]	$[*****	]
First calendar year in which annual Net Sales of all Products in the Territory exceed $[*****]	$[*****	]

(c) Limitations on Milestone Payments. No Developmental Milestone shall be payable in connection with a trial, Indication or Marketing Approval for a diagnostic Product. In addition, sales of a diagnostic Product shall not be included when calculating Net Sales to determine if a Commercial Milestone payment is due and payable.

4.3 Royalties. Subject to Sections 4.5, 4.6 and 4.7 below, Provention shall pay royalties to Vactech on aggregate annual Net Sales of all Products in the Territory by Provention and Related Parties in each calendar year of the Royalty Term at the applicable rate(s) set forth below:

Annual Net Sales Increments	Royalty Rate
That portion of annual Net Sales of Products by Provention and Related Parties that is less than or equal to US$[*****]	[*****	]%
That portion of annual Net Sales of Products by Provention and Related Parties that is greater than US$[*****]and less than or equal to US$[*****]	[*****	]%
That portion of annual Net Sales of Products by Provention and Related Parties that is greater than US$[*****]	[*****	]%

 4.4 Royalty Term. Royalties under Section 4.3 shall be payable during the period of time commencing on the first date after Provention and any Related Parties have collectively and in the aggregate received more than [*****] dollars ($[*****]) in Net Sales with respect to Products sold in the Territory and ending on a country-by-country basis with respect to each Product upon the later of: (a) 10 years from the date of First Commercial Sale of such Product in such country; and (b) expiration of the last-to-expire Valid Patent Claim of the Vactech Patent Rights Covering the manufacture, use or sale of such Product in such country (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, Provention’s license under Section 2.1 with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

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4.5 Third Party Licenses.

(a) Third Party Licenses. In the event that Provention determines that it is necessary to obtain one or more licenses to Patent Rights of Third Parties in order to make, have made, use, offer to sell, sell or import a Product in a country (“Third Party Patent Licenses”), fifty percent (50%) of the royalties actually paid to Third Parties under such Third Party Patent Licenses by Provention for the sale of such Product in such country for a calendar quarter shall be creditable against the royalty payments due Vactech by Provention with respect to Net Sales of such Product in such country for such calendar quarter; provided, however, that in no event shall the royalties otherwise owed by Provention to Vactech for such calendar quarter in such country be reduced by more than fifty percent (50%) as a result of any and all such offsets in the aggregate and further provided that no such offset will be permitted to the extent that such offset reduces the royalty payable to Vactech below the royalty payable to the subject third party.

4.6 Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country with a royalty rate lower than the royalty rate under Section 4.3, then the royalty rate applicable to Net Sales of such Product in that country under Section 4.3 shall be reduced to a rate which is [*****%] percentage points (i.e., [*****] basis points) less than the rate paid by the compulsory licensee; provided, however, that if the royalty rate payable by the compulsory licensee with respect to Net Sales of such Product in such country is [*****]% or less, then Provention shall pay to Vactech 50% of the royalties received by Provention or its Affiliate with respect to Net Sales of such Product in such country by such compulsory licensee.

4.7 Adjustment for Generic Competition. On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Patent Claim of the Vactech Patent Rights covers the manufacture, use or sale of such Product in such country and there is no Regulatory Exclusivity for such Product in such country, if one or more Generic Versions of such Product account for 10% or more of aggregate unit sales of such Product and such Generic Version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from IMS Health or from such other source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Product in such country, the royalties payable by Provention under Section 4.3 with respect to Net Sales of such Product in such country shall be reduced by 50%.

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4.8 Provention Board of Directors Observer Rights. Until the earlier of (i) the end of the Term of this Agreement, (ii) when Vactech holds less than 10% of the equity of Provention on a fully-diluted basis or (iii) Provention completes an initial underwritten public offering of its securities, Provention shall invite a representative of Vactech, reasonably acceptable to Provention (the “Representative”), to attend and participate in all meetings of the Board of Directors and committees thereof in a non-voting observer capacity; provided, however, (i) that Provention reserves the right to withhold any information and to exclude such Representative from any meeting, or any portion thereof, as is reasonably determined by the Chairman of the Board or a majority of the members of the Board of Directors to be necessary to protect confidentiality of information, avoid a material conflict of interest, or preserve attorney-client privilege; and (ii) that in no event shall the failure to provide the notice described above invalidate in any way any action taken at a meeting of the Board of Directors or a committee thereof, provided however that such failure shall constitute a breach of this Agreement by Provention unless the Representative attends such meeting notwithstanding the failure to provide notice. The initial Representative shall be Dr. Heikki Hyöty. Such Representative shall be entitled to receive the same compensation and reimbursement of expenses granted to members of the Board of Directors generally.

Article 5.

PAYMENT; RECORDS; AUDITS

5.1 Payment; Reports. Royalties under Section 4.3 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within ninety (90) days after the end of the calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of Products by Provention and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product and country-by-country basis, the deductions from gross sales (by major category as set forth in the definition of Net Sales), details of any royalty credits taken pursuant to Section 4.5 on a Third Party Patent License-by-Third Party Patent License basis, any applicable reductions or adjustments made pursuant to Section 4.6 and/or Section 4.7, the royalty payable, and the exchange rates used.

5.2 Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com, or should such rates cease to be published by OANDA, a successor or replacement agreed upon by the parties, during the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by Vactech.

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5.3 Income Tax Withholding. Vactech will pay any and all taxes levied on account of any payments made to it under this Agreement. If Provention is advised in writing by its attorneys or accountant that Provention is required to withhold any portion of any payment made to Vactech under this Agreement, Provention shall (a) deduct such taxes from the payment made to Vactech, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to Vactech and certify its receipt by the taxing authority within 30 days following such payment, (d) reasonably cooperate with Vactech, if requested, to obtain available reductions, credits or refunds of such taxes and (e) provide Vactech a copy of such written advisement or instructions at least thirty (30) days, or such shorter period as reasonably practicable given the timing of the subject advice or instructions received by Provention, in advance of such withholding. Without limiting the generality of the foregoing, upon request by Vactech, Provention shall provide Vactech such information in Provention’s possession as may be reasonably necessary for Vactech to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to Vactech under this Agreement.

5.4 Audits. Provention shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Vactech to confirm the accuracy of all royalty payments due hereunder for at least seven (7) full calendar years following the end of the calendar year to which they pertain. Vactech shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Provention to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three (3) full calendar years. No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than sixty (60) days to Provention in the location where the records are maintained. The auditor will execute a confidentiality agreement in a form acceptable to Provention with Provention and will disclose to Vactech only such information as is reasonably necessary to provide Vactech with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Provention at the same time it is sent to Vactech. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Vactech shall bear the full cost of such audit unless such audit discloses an underpayment by Provention of more than five percent (5%) of the amount due for any calendar quarter (a “Material Underpayment”) under this Agreement, in which case, Provention shall bear the full cost of such audit and shall promptly remit to Vactech the amount of such Material Underpayment. If either (a) a Material Underpayment is found or (b) an independent auditor determines that there are insufficient records to support the calculation of the royalty payments due under this Agreement, then Vactech shall have the right, at its expense, to audit Provention quarterly for the two calendar years succeeding the applicable triggering event. If any subsequent audit contemplated by the previous sentence reveals a Material Underpayment, the cost of such subsequent audit shall be borne by Provention. If such audit discloses an overpayment by Provention, then Provention will deduct the amount of such overpayment from amounts otherwise owed to Vactech under this Agreement.

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Article 6.

CONFIDENTIALITY AND PUBLICATION

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that it, and its and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Vactech Technology, to the extent subject to the licenses to Provention under this Agreement, shall be deemed the Confidential Information of Provention notwithstanding the fact that it was furnished by Vactech to Provention in the first instance.

6.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3 Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) enforcing such Party’s rights under this Agreement (including registering the licenses granted hereunder with applicable authorities) and in performing its obligations under this Agreement.

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(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e) disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6; and

(f) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or acquirers in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4 Publications. Provention and its Affiliates shall have the right to publish the results of their development activities, including clinical trials, with respect to the Products in the Field. Vactech shall have the right to review and comment on any material proposed for disclosure or publication by Provention or its Affiliate, such as by oral presentation, manuscript or abstract that includes Confidential Information of Vactech. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), Provention shall deliver a complete copy to Vactech at least 30 days prior to submitting the material to a publisher or initiating such other disclosure, and Vactech shall review any such material and give its comments to Provention within 10 days of the delivery of such material to Vactech which comments shall be considered by Provention in good faith. With respect to oral presentation materials and abstracts, Provention shall deliver a complete copy to Vactech at least 10 business days prior to the anticipated date of the presentation, and Vactech shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Provention with appropriate comments, if any, but in no event later than 5 business days from the date of delivery to Vactech which comments shall be considered by Provention in good faith. Provention shall comply, or cause its Affiliate to comply (as applicable), with Vactech’s requests to delete references to Vactech’s Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications. Vactech shall not publish or otherwise disseminate, including, but not limited to, in articles, posters, oral presentations or other formats, any information relating to Candidates and/or Products without the prior written consent of Provention.

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6.5 Publicity.

(a) Press Releases. The Parties shall jointly issue a press release acceptable to each Party to be released at an agreed upon time. Except as required by the applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 6.5.

(b) Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange. Vactech hereby consents to Provention’s use of its name in any filing with a Regulatory Authority as well as any private placement memorandum or other investment document related to Provention or its securities; provided that, Vactech shall be afforded a reasonable opportunity to review any such filing of investment document and any comments provided by Vactech to Provention with respect to the use of its name in such filing or investment document shall be considered in good faith by Provention.

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6.6 Prior Confidential Disclosure Agreement. As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidential Disclosure Agreement between Vactech and Creative BioVentures Corp. dated February 1st, 2016. Any information disclosed by a Party pursuant to any such prior agreement shall be deemed Confidential Information of such Party for purposes of this Agreement. As of the Effective Date, Creative BioVentures will confirm its agreement to the foregoing by separate letter.

6.7 Notifications. Provention shall promptly notify Vactech in the event that it receives a credible offer from a Third Party to (a) acquire Provention, Product or Product development program in a Sale Transaction or (b) sub-license a Product. Any notice provided to Vactech with respect to (a) or (b) of the previous sentence shall be deemed Confidential Information of Provention subject to this Article 6.

Article 7.

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Vactech Representations and Warranties. Vactech represents and warrants to Provention that as of the Effective Date of this Agreement:

(a) Exhibit A attached hereto contains a true and complete list of the Vactech Patent Rights existing on the Effective Date. The Vactech Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by Vactech as of the Effective Date that Cover CBV or the Virus-Like Particle Technology, or the manufacture, use, sale, offer for sale or import of the foregoing;

(b) Vactech (i) has the right to grant the licenses that it purports to grant in Section 2.1 (including, without limitation, that Vactech has not entered into any undertaking that limits, nor is subjected to any constraints that limit, its rights or freedom to grant the licenses); and (ii) has not granted to any Third Party any license or other right with respect to CBV, the Virus-Like Particle Technology, a Product or Vactech Technology that conflicts with the license and rights granted to Provention herein;

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(c) there are no agreements in effect as of the Effective Date between Vactech and a Third Party under which rights with respect to the Vactech Technology are being licensed to Vactech;

(d) no Third Party (including, but not limited to any governmental authority) has any rights in or to CBV, the Virus-Like Particle Technology, a Product or any Vactech Technology for any reason, including, but not limited to as a result of development work performed by such Third Party or funding provided by such Third Party;

(e) the issued and unexpired claims included in the Vactech Patent Rights existing as of the Effective Date are valid and enforceable;

(f) no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Vactech Patent Right;

(g) to Vactech’s knowledge, the manufacture (using any manufacturing process used by or on behalf of Vactech on or before the Effective Date), use, sale, offer for sale or import of CBV, Virus-Like Particle Technology or any Vactech Technology does not Infringe any issued patent, and Vactech has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of CBV, Virus-Like Particle Technology or any Product Infringes or would Infringe the patent or other intellectual property rights of any Third Party; if Vactech receives any such written notice during the term of this Agreement, Vactech shall promptly provide such written notice to Provention;

(h) there are no claims, judgments or settlements against or owed by Vactech (or any of its Affiliates) with respect to the Vactech Technology, and Vactech is not a party to any legal action, suit or proceeding relating to the Vactech Technology, CBV, Virus-Like Particle Technology or any Product, nor has Vactech received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(i) all tangible or recorded information and data provided by or on behalf of Vactech to Provention related to CBV, Virus-Like Particle Technology or any Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Vactech has not failed to disclose, or failed to cause to be disclosed, any such information or data related to CBV, Virus-Like Particle Technology or any Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(j) neither Vactech nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Product, and, to the best of Vactech’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Product in the Field in the Territory;

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(k) at the time of delivery to Provention, any reference samples delivered to Provention will be free and clear of any liens or encumbrances;

(l) there are no ongoing research or development activities (including any clinical trials) being conducted by or on behalf of Vactech or any of its Affiliates with respect to CBV or Virus-Like Particle Technology related to Candidates or Products in the Field in the Territory;

(m) (i) all research and development (including non-clinical studies and clinical trials) conducted by or on behalf of Vactech or any of its Affiliates related to the CBV, the Virus-Like Particle Technology and/or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP; and (ii) to Vactech’s knowledge, all research and development (including non-clinical studies and clinical trials) conducted related to CBV, the Virus-Like Particle Technology and/or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(n) neither Vactech nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(o) neither Vactech nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of CBV, the Virus-Like Particle Technology or Product, the services of any Person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof;

(p) Vactech and, to the best of its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and Vactech’s books, accounts, records and invoices related to the Product are complete and accurate; and

(q) Vactech has not violated the FCPA or Export Control Laws in connection with the development of CBV or the Virus-Like Particle Technology.

7.3 Vactech Covenants. In addition to any covenants made by Vactech elsewhere in this Agreement, Vactech hereby covenants to Provention that during the Term, Vactech will (i) not grant any Third Party any license or other right with respect to CBV, the Virus-Like Particle Technology, any Product or Vactech Technology in derogation of the license and rights granted to Provention hereunder, and (ii) disclose any and all additional Vactech Technology developed or Controlled by Vactech after the Effective Date;

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7.4 Provention Representations and Warranties. Provention represents and warrants to Vactech that as of the Effective Date of this Agreement neither Provention nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States.

7.5 Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

(a) neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Product;

(b) neither such Party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(c) neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of the FCPA or Export Control Laws.

7.6 Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of Provention, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee.

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7.7 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 OR IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.7 shall not be construed to limit either Party’s indemnification obligations under Article 10.

Article 8.

INTELLECTUAL PROPERTY

8.1 Ownership. As between the Parties, Vactech is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Vactech Technology, other than Joint Inventions and Joint Patent Rights, and Provention is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Provention Technology, other than Joint Inventions and Joint Patent Rights. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority. The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or such Party’s Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). For clarity, Inventions developed exclusively by one Party and such Party’s Affiliates shall not be considered Joint Inventions. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any).

8.2 Patent Prosecution and Maintenance.

(a) Vactech Patent Rights. From and after the end of the Transition Period, subject to Section 8.2(b) and the last sentence of this Section 8.2(a), Provention shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Vactech Patent Rights at Provention’s sole expense and by counsel of its choice. Provention shall keep Vactech reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Vactech Patent Rights and shall provide to Vactech copies of all material patent office submissions within a reasonable amount of time following submission thereof by Provention. In the event that Provention desires to abandon or cease prosecution or maintenance of any Vactech Patent Right in any country or jurisdiction (such country or jurisdiction, the “Abandoned Territory”), Provention shall provide written notice to Vactech of such intention to abandon no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such Vactech Patent Right in the relevant patent office. In such case, upon receipt of a written request by Vactech to assume responsibility for prosecution and maintenance of such, Vactech Patent Right, Provention shall allow Vactech at its sole cost and expense and by counsel of its own choice, delivered no later than thirty (30) days after receipt of notice from Vactech to assume such responsibility and Provention shall be deemed to have terminated this Agreement pursuant to Section 9.4 in the Abandoned Territory; provided, however, that this Agreement shall not be deemed to have been terminated pursuant to Section 9.4 and this Section 8.2(a) in the event Provention elects, in good faith, to abandon or cease prosecution or maintenance of a particular Vactech Patent Right for strategic or commercially reasonable reasons and where other Vactech Technology is being exploited in connection with the development, manufacturing or commercialization of a Licensed Product in such country.

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(b) Vactech Step-In Right. In the event that Provention has undertaken to prosecute or maintain a Vactech Patent Right as provided in Section 8.2(a) and Vactech reasonably determines that Provention is not diligently pursuing the maintenance and/or prosecution of such Vactech Patent Right, then Vactech shall provide written notice to Provention indicating that in its reasonable determination, Provention has not met its obligations under Section 8.2(a) with respect to the subject Vactech Patent Right. The parties shall then engage in good faith discussions regarding the prosecution and/or maintenance of the subject Vactech Patent Right for a period of not more than thirty (30) days in an attempt to resolve Vactech’s concerns. If an agreement is reached between the parties with respect to the ongoing prosecution and maintenance of the subject Vactech Patent Right, Provention shall be afforded a period of ninety (90) days to implement the agreed upon prosecution and/or maintenance plan. In the event that no agreement is reached and/or Provention fails to implement the agreed upon plan and Provention’s prosecution and/or maintenance of the subject Vactech Patent is determined to be materially deficient, Vactech shall have the option, but not the obligation, to take over the prosecution and/or maintenance of the subject Vactech Patent Right.

(c) Joint Patent Rights. Provention shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights, at Provention’s sole expense and by counsel of its choice. Provention shall keep Vactech reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to Vactech copies of all material patent office submissions within a reasonable amount of time following submission thereof by Provention. In the event that Provention desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Provention shall provide written notice to Vactech of such intention to abandon promptly after Provention makes such determination, which notice shall be given no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office. In such case, Vactech shall have the right, in its discretion, exercisable upon written notice to Provention delivered no later than thirty (30) days after receipt of notice from Provention, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice, and if Vactech exercises such right, then Provention shall cease to have any rights to such Joint Patent Right; provided that such Joint Patent Right shall be deemed to be a Vactech Patent Right and therefore subject to this Agreement.

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(d) Provention Patent Rights. Except as provided in Section 8.2(c), Provention shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Provention Patent Rights at Provention’s sole expense and by counsel of its choice.

(e) Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Patent Right as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

8.3 Interference, Opposition, Invalidation, Reexamination and Reissue.

(a) Relevant Vactech Patent Claims.

(i) Provention First Right. Vactech shall, within 10 days of learning of such event, inform Provention of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination or post grant review relating to claims of the Vactech Patent Rights that cover any Product in the Field or their use in the development or manufacture of any Product in the Field (the “Relevant Vactech Patent Claims”). With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to Relevant Vactech Patent Claims, Provention shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Provention shall consult with Vactech with respect to any such action or proceeding and shall consider Vactech’s position in good faith. In the event that Provention elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, reissue or post grant review proceeding relating to any Relevant Vactech Patent Claim, the expenses thereof shall be borne solely by Provention. Provention shall keep Vactech informed of developments in any such action or proceeding involving any Relevant Vactech Patent Claim. Further such Relevant Vactech Patent Claim shall thereafter be deemed to be a Vactech Patent Right and therefore subject to this Agreement.

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(ii) Vactech Back-Up Right. Provention shall promptly inform Vactech in the event that Provention elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue, reexamination or post grant review relating to any Relevant Vactech Patent Claim, and in such case, Vactech shall have the right to do so (in Vactech’s discretion), at its cost and expense within ninety (90) days of receiving notice from Provention of its election not to prosecute and/or respond. Vactech shall not settle any interference, opposition, invalidation, reissue, reexamination or post grant review action or proceeding relating to any Relevant Vactech Patent Claim without the prior written consent of Provention, which consent shall not be unreasonably withheld. Vactech shall keep Provention informed of developments in any such action or proceeding involving any Relevant Vactech Patent Claim.

(b) Joint Patent Rights. Each Party shall, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination or post grant review relating to Joint Patent Rights.

(i) Relevant Joint Patent Claims.

(1) Provention First Right. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination or post grant review relating to claims of the Joint Patent Rights that cover a Product in the Field or its use or manufacture (the “Relevant Joint Patent Claims”), Provention shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Provention shall consult with Vactech with respect to any such action or proceeding and shall consider Vactech’s position in good faith. In the event that Provention elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, reissue or post grant review proceeding relating to any Relevant Joint Patent Claim, the expenses thereof shall be borne solely by Provention. Provention shall not settle any interference, opposition, invalidation, reissue, reexamination or post grant review action or proceeding relating to any Relevant Joint Patent Claim without the prior written consent of Vactech, which consent shall not be unreasonably withheld. Provention shall keep Vactech informed of developments in any such action or proceeding involving any Relevant Joint Patent Claim. Further such Joint Patent Claim shall thereafter be deemed to be a Vactech Technology and therefore subject to this Agreement.

(2) Vactech Back-Up Right. Provention shall promptly inform Vactech in the event that Provention elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue, reexamination or post grant review relating to any Relevant Joint Patent Claim, and in such case, Vactech shall have the right to do so (in Vactech’s discretion), at its cost and expense. Vactech shall not settle any interference, opposition, invalidation, reissue, reexamination or post grant review action or proceeding relating to any Relevant Joint Patent Claim without the prior written consent of Provention, which consent shall not be unreasonably withheld. Vactech shall keep Provention informed of developments in any such action or proceeding involving any Relevant Joint Patent Claim.

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(ii) Other Joint Patent Claims. The Parties shall mutually agree on a case-by-case basis which Party will have the right to handle any interference, opposition, invalidation, reissue, reexamination or post grant review proceeding relating to claims of the Joint Patent Rights that are not Relevant Joint Patent Claims (“Other Joint Patent Claims”) and how the expenses of such action or proceeding will be allocated. Neither Party shall settle any interference, opposition, invalidation, reissue, reexamination or post grant review action or proceeding relating to any Other Joint Patent Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Party handling such action or proceeding shall keep the other Party informed of developments in any such action or proceeding involving any Other Joint Patent Claim.

(c) Provention Patent Rights. Except as provided in Section 8.3(b), Provention shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, reexamination or post grant review proceeding relating to Provention Patent Rights, and Vactech shall have no rights in connection therewith.

8.4 Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the Vactech Patent Rights, Joint Patent Rights or Provention Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Vactech Patent Rights, Joint Patent Rights or Provention Patent Rights ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Vactech Patent Right or Joint Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.

(a) Competitive Infringement. Provention shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a Vactech Patent Right or a Joint Patent Right, in each case that covers a Product (collectively, the “Relevant Patent Rights”), at Provention’s own expense and by counsel of its own choice. If Provention fails to bring any such action or proceeding with respect to Competitive Infringement of any Relevant Patent Right within ninety (90) days following the notice of alleged Competitive Infringement, Vactech shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Provention shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

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(b) Other Infringement. The Parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Patent Right that is not a Relevant Patent Right, (B) which Party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.

(c) Provention Patent Rights. Except as provided in Section 8.4(a), Provention shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Provention Patent Right at its own expense and by counsel of its own choice.

(d) Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Section 8.4, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.4 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

(e) Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.4, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that:

(i) any recovery realized by Provention as a result of any action brought (or defended) and controlled by Provention pursuant to Section 8.4(a) or Section 8.4(b) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(1) compensatory damages shall, if awarded, be treated as Net Sales of Products in the quarter in which such damages are received for purposes of Section 4.3; and

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(2) non-compensatory damages shall be divided 80% to Provention and 20% to Vactech; and

(ii) any recovery realized by Vactech as a result of any action brought and controlled by Vactech pursuant to Section 8.4(a) or Section 8.4(b) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(1) compensatory damages shall belong solely to Vactech; and

(2) non-compensatory damages shall be shared equally by the Parties.

8.5 Patent Term Extensions.

(a) Vactech Patent Rights. Provention shall have the right to determine the Vactech Patent Rights for which it will apply for extension of patent term in any country and/or region for any Product in the Field. Provention shall file for any such extension at Provention’s cost and expense. Vactech shall provide all reasonable assistance to Provention in connection with such filings, provided that Provention shall pay or reimburse any out-of-pocket costs incurred by Vactech in providing such assistance. In the event that Provention desires to not apply for a patent extension for any such Vactech Patent Rights for which there is a reasonable basis to file for such extension, Provention shall provide written notice to Vactech of such intention to not file no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such Vactech Patent Right in the relevant patent office. In such case, upon receipt of a written request by Vactech to assume responsibility for prosecution and maintenance of such, Vactech Patent Right, Provention shall allow Vactech at its sole cost and expense and by counsel of its own choice, delivered no later than 30 days after receipt of notice from Vactech to assume such responsibility, and following the successful filing of any such extension, such country or region shall no longer be deemed to be included in the Territory of this Agreement.

(b) Joint Patent Rights. Provention shall have the right to determine the Joint Patent Rights for which it will apply for patent term extension in any country and/or region for any Product in the Field, and Provention shall file for any such extension at Provention’s cost and expense. Each Party shall provide all reasonable assistance to the other Party in connection with such filings, provided that the Party filing for any such extension shall pay or reimburse any out-of-pocket costs incurred by the other Party in providing such assistance.

(c) Provention Patent Rights. Except as provided in Section 8.5(b), Provention shall have the sole right to apply for extension of term for any Provention Patent Right in any country and/or region for any product, including, without limitation, any Product in the Field, at Provention’s sole cost and expense.

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8.6 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

Article 9.

TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue until the expiration of the last-to-expire of all royalty payment obligations of Provention hereunder (the “Term”).

9.2 Termination for Material Breach.

(a) Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days after notice from the terminating Party indicating the nature of such breach, or if such other Party is dissolved or liquidated or takes any corporate action for such purpose; makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.

(b) For clarity, in the event of material breach of this Agreement by Vactech that is not cured within the applicable notice period set forth in Section 9.2(a), Provention, at its sole discretion, may either:

(i) terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to Provention at law or in equity as a result of Vactech’s breach of this Agreement); or

(ii) elect (A) not to terminate this Agreement, (B) to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) pursue any remedy that may be available to Provention at law or in equity as a result of Vactech’s breach of this Agreement, without prejudice to Provention’s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by Vactech) or pursuant to Section 9.4.

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9.3 Termination for Patent Challenge. Vactech shall have the right to terminate this Agreement immediately upon written notice to Provention if Provention or its Affiliate directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of term or the grant of a supplementary protection certificate with respect to, any Vactech Patent Right.

9.4 At-Will Termination by Provention. Provention shall have the right to terminate this Agreement on a country by country basis for any reason or for no reason at any time upon sixty (60) days’ prior written notice to Vactech, provided Provention’s termination shall not be deemed to cure any breach existing as of the date of such termination. In the event that Provention terminates this Agreement (a) in two (2) or more countries in the European Market, this Agreement shall be deemed terminated throughout the European Union countries as of the date of this Agreement, or (b) in the United States, this Agreement shall be deemed terminated throughout North America.

9.5 Effect of Expiration or Termination.

(a) Expiration. Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by Vactech to Provention that were in effect immediately prior to such expiration shall survive on a non-exclusive, fully-paid, royalty-free basis.

(b) Any Termination. Upon any termination of this Agreement prior to its expiration, the license (on a country by country basis in the event of partial termination by Provention under Section 9.4) granted to Provention pursuant to Section 2.1 shall automatically terminate and revert to Vactech, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided below in this Section 9.5 or elsewhere in this Article 9.

(c) Termination by Vactech Pursuant to Section 9.2 or 9.3. Solely in the event of termination of this Agreement by Vactech pursuant to Section 9.2 or Section 9.3, subject to the negotiation of a commercially reasonable royalty payable from Vactech to Provention, Provention shall grant Vactech (A) an exclusive (even as to Provention and its Affiliates), royalty-bearing license including the right to sublicense through multiple tiers of sublicense, under the Provention Patent Rights and (B) a non-exclusive, royalty-bearing license including the right to sublicense through multiple tiers of sublicense, under the Provention Know-How, in each case, (1) necessary or useful in connection with the development, manufacture, testing or commercialization of, in the case of (a) a termination with respect to a specific (or multiple specific) Product(s), the Product(s) for which the license was terminated, and (b) in the case of a full termination of the license grant from Vactech to Provention, any Candidate or Product that is under active development or commercialization at the time of such termination and (2) solely to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize the subject Candidate(s) and/or Product(s) in the market(s) in which the Provention license from Vactech has been terminated.

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(d) Termination by Provention Pursuant to Section 9.4. Solely in the event of termination of this Agreement by Provention pursuant to Section 9.4, Provention shall, subject to the limitations contained in Section 9.5(c), grant Vactech the licenses and rights described in Section 9.5(c) above, and in addition, shall transfer to Vactech (1) any IND, NDA, Regulatory Documentation or other Information, in each case to the extent related to the development, manufacture, testing or commercialization of, in the case of (a) a termination with respect to a specific (or multiple specific) Product(s), the Product(s) for which the license was terminated in the market, provided that such limitation shall not apply to the IND, NDA or Regulatory Documentation to be provided but shall only limit the Product(s) for which such IND, NDA or Regulatory Documentation must be provided, and (b) in the case of a full termination of the Agreement, any Candidate or Product that is under active development or commercialization at the time of such termination and (2) the drug master file related to any such Product or Candidate (but only to the extent such drug master file is owned or Controlled by Provention), as the case may be. Following the transfer described in this Section 9.5(d) and in accordance with the terms of Article 5 hereof, Vactech shall pay royalties to Provention on aggregate annual Net Sales of all Products in that portion of the Territory affected by the termination pursuant to Section 9.4 (which could be the entire Territory) by Vactech and Related Parties in each calendar year at the applicable rate set forth below, as determined based upon the progress made by Provention prior to terminating the Agreement in accordance with this Section 9.4.

Product Progress Achieved	Royalty Payment
Completion of Phase 3 Clinical Trial for a Product	[*****	]%
NDA submission related to a Product for any Indication	[*****	]%
Commercial launch of a Product for any Indication	[*****	]%

For illustrative purposes, if Provention terminated the Agreement with respect to a particular Product in December of 2017, but prior to that time Provention had completed a Phase 3 Clinical Trial for such Product, but had not yet submitted an NDA for such Product, the applicable royalty rate on future Net Sales of such Product would be [*****] percent ([*****]%).

9.6 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 6.1, 6.2, 6.3, 6.6, 7.7, 8.1, 8.2(c), 8.3(b), 8.5(b), 9.5, 9.6, 9.7 and 9.8 and Articles 5, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement.

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9.7 Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

9.8 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

Article 10.

INDEMNIFICATION

10.1 Indemnification by Provention. Provention hereby agrees to save, defend, indemnify and hold harmless Vactech, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “Vactech Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable and documented legal expense and attorneys’ fees (“Losses”), to which any Vactech Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Provention Indemnitee (defined below), (b) the breach by Provention of any warranty, representation, covenant or agreement made by Provention in this Agreement, or (c) the development, manufacture, use, sale, offer for sale or other disposition by or on behalf of Provention or any of its Related Parties of any Product; except, (i) in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Vactech Indemnitee or the breach by Vactech of any warranty, representation, covenant or agreement made by Vactech in this Agreement and (ii) any Claim for which Vactech is obligated to indemnify Provention under Section 10.2.

10.2 Indemnification by Vactech. Vactech hereby agrees to save, defend, indemnify and hold harmless Provention, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Provention Indemnitees”) from and against any and all Losses to which any Provention Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Vactech Indemnitee, (b) (A) actual patent infringement arising out of the exercise of rights under the Vactech Patent Rights or (B) actual misappropriation of trade secrets arising out of the exercise of rights under the Vactech Know-How and (c) the breach by Vactech of any warranty, representation, covenant or agreement made by Vactech in this Agreement; in each case except, (i), in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Provention Indemnitee or the breach by Provention of any warranty, representation, covenant or agreement made by Provention in this Agreement and (ii) any Claim for which Provention is obligated to indemnify Vactech under Section 10.1.

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10.3 Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable and documented attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying claim.

10.4 Insurance. Each Party shall procure and maintain adequate levels of insurance that are consistent with industry standards for similarly situated companies, including comprehensive or commercial general liability insurance (including contractual liability and product liability). Such insurance shall include commercially reasonable levels of insurance as may be customary in light of status of activities being conducted. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

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Article 11.

DISPUTE RESOLUTION

11.1 Disputes. Subject to Section 11.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) that cannot be resolved by the Parties within thirty (30) days that a Party is notified of such Dispute, will be referred to the Chief Executive Officer of Vactech and the Chief Executive Officer of Provention for attempted resolution, with each party exercising good faith in such attempt. In the event such executives are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 11.2, except as expressly set forth in Section 11.3.

11.2 Arbitration.

(a) Claims. Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within the applicable 30-day period shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective International Arbitration Rules (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 11.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules, provided that such individual shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates (or any licensee or sublicensee of the rights granted to such Party under this Agreement). The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, NY, USA.

(b) Discovery. Within 30 days after selection of the Arbitrator, the Arbitrator shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration. In that regard, the Parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of the JAMS Expedited Procedures. In addition, each Party shall have the right to take up to 40 hours of deposition testimony, including expert deposition testimony.

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(c) Hearing; Decision. The Hearing shall commence within 60 days after the discovery cutoff. The Arbitrator shall require that each Party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator. The Hearing shall be no longer than 5 business days in duration. The Arbitrator shall also permit the submission of expert reports. The Arbitrator shall render the Award within 30 days after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The Arbitrator will, in rendering his or her decision, apply the substantive law of the State of New York, excluding its conflicts of laws principles with the exception of Sections 5-1401 and 5-1402 of New York General Obligations Law. The Arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 7.7. The Award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator.

11.3 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

Article 12.

MISCELLANEOUS

12.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

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12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflicts of laws principles, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

12.3 Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits and Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and delegate its obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”); or

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(b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void. In the event of an assignment and assumption of rights and obligations under this Agreement to a Third Party in connection with a Sale Transaction, the assigning Party shall be relieved of all obligations to the non-assigning Party assumed by the applicable Third Party.

12.6 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.8 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (in each case, if promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Vactech, to:	Vactech Oy
Minna Canthin katu 3 B2
FIN-33230
Tampere
Finland
Attn: Heikki Hyöty, Chairman of the Board

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If to Provention, to:	Provention, Inc.
110 Old Driftway Lane
Lebanon, NJ 0883
USA
Attn: Ashleigh Palmer, President & CEO

with a copy to:	Lowenstein Sandler, LLP
65 Livingston Avenue
Roseland, New Jersey 07068
USA
Attn: Michael J. Lerner and Herschel Weinstein
Facsimile No.: +1 973-597-6395

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the third (3rd) business day following the date of mailing, if sent by mail.

12.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

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12.10 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.13 Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

12.14 Compliance with Securities Laws. Vactech hereby acknowledges that it is aware, and Vactech shall advise its Affiliates’, employees, agents, consultants and other representatives who are informed of the matters that are the subject of the Subscription Agreement, that United States securities laws place certain restrictions on any person who has material, non-public information concerning an issuer, with respect to purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities. Vactech acknowledges its obligation to comply with all applicable securities laws in connection with the ownership of the Founder Shares and receipt of any Confidential Information of Provention.

12.15 Costs. Except as specifically provided in this Agreement, each Party shall be solely responsible for all costs, fees and other expenses incurred in connection with this Agreement.

12.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[Remainder of this page intentionally left blank.]

In Witness Whereof, the parties hereto have duly executed this License Agreement as of the Effective Date.

Vactech oy

By:	/s/ Raimo Harju
Name:	Raimo Harju
Title:	Chief Executive Officer

Vactech oy

By:	/s/ Heikki Hyöty
Name:	Heikki Hyöty
Title:	Chairman of the Board

[Signature Page to Vactech License Agreement]

Provention Bio, Inc.

By:	/s/ Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	President

[Signature Page to Vactech License Agreement]

Exhibit A

Vactech Patent Rights as of the Effective Date

[****]

A-1

Exhibit B

Vactech Asthma and Allergy Patents

For the sake of clarity the Vactech Asthma and Allergy related patents and/or patent applications listed in this Exhibit B are NOT included with the License.

[****]

Exhibit B-1